Exhibit (10.7)

20 Canada Square Canary Wharf London E14 5LH +44 (0)20 7176 7000 Tel +44 (0)20 7176 7961 Fax

Strictly Private and Confidential

Ms. Imogen Dillon Hatcher
36 Leconfield Road
London
N5 2SN

February 18, 2016

Dear Imogen,

Reference is hereby made to your Contract of Employment with McGraw-Hill International (U.K.) Limited (“McGraw-Hill International”), dated 27 November 2013 (your “Contract”), which sets forth the formal terms and conditions of your employment. As a result of, and in consideration of, your appointment as President of Platts this letter (the “Amendment”) sets out the amendments to your Contract with effect from 8 September 2015.

•
Your employer changed from McGraw-Hill International to Platts U.K. Limited (the “Company”). Your employment with McGraw-Hill International terminated on 7 September 2015 by mutual agreement. From 8 September 2015 the Contract shall be between you and the Company and from that date references in your Contract to McGraw-Hill International shall be read as referring to the Company. Unless stated otherwise in this Amendment all other terms of your Contract shall remain in force as between you and the Company.

•	The Company agrees to recognize your continuous service with McGraw-Hill International such that your date of continuous service commenced on 14 April 2014.

•	In Clause 2.1, your job title is amended to “President” of Platts.

•	In Clause 6.1, your gross annual basic salary is amended to £287,000, subject to legally required deductions.

•
In Clause 6.2.1, the reference to the “S&P Capital IQ Annual Cash Incentive Plan” is replaced with the “Key Executive Short-Term Incentive Compensation Plan” (“STIC”) as amended from time to time. You will continue to be eligible to participate in the McGraw-Hill Long-Term Stock Incentive Program on the terms set out and referred to in your Contract and the relevant plan rules.

•	A new Clause 14A is added as follows:

14A. Severance Plan

14A.1
In the event of a Qualified Termination of Employment, you shall be entitled to the following. Subject to you delivering to the Company a signed and valid Release, substantially in the form attached hereto, within the Release Period and such Release becoming effective and irrevocable in its entirety within the Release Period,

(a)	an amount of separation pay (the “Separation Pay”) equal to 1.25 times of your Annual Base Salary,

(i)
a portion of which (equal to 1 times your Annual Base Salary) is payable in equal monthly installments in accordance with the Company’s payroll practices in effect from time to time starting on the Commencement Date until the first anniversary of the Qualified Termination of Employment, provided, however, that Separation Pay installments that would have been paid or provided to you had the Commencement Date started on the first payday of the first regular payroll cycle coincident with or next following your Qualified Termination of Employment shall be paid or provided to you as part of the first installment payment made in this Clause 14A.1(a)(i); and

(ii)	the remainder of which is payable in a lump sum on or within 30 days following the first anniversary of your Qualified Termination of Employment;
provided that in the event of a Qualified Termination of Employment

(1)	due to an Adverse Change in Conditions of Employment After a Change in Control or

(2)	by the Company for any reason other than for Cause on or within 24 months after a Change in Control, your Separation Pay shall instead be equal to 1.75 times the sum of your Annual Base Salary and Annual Target Bonus payable in the manner described in this Clause 14A above (with the first portion, for the avoidance of doubt, equal to 1 times the sum of your Annual Base Salary and Annual Target Bonus).

14A.2
For the avoidance of doubt, if the Release does not become effective and irrevocable in its entirety prior to the expiration of the Release Period, you shall not be entitled to any payments pursuant to this Clause 14A.

14A.3
The payments and benefits described in this Clause 14A shall be inclusive of any statutory redundancy pay (to the extent applicable) and, save in respect of sums due pursuant to Clauses 9.5, 14.2 and 14.3, shall be in lieu of any other payments due to you in connection with your employment or termination of employment or otherwise.

14A.4
Section 5.02 (Death), Section 5.03 (Transfers), Section 5.04 (Corporate Transactions), Section 6.01 (Mitigation), Section 6.02 (Offset), Article IX (Beneficiary Designation), Section 11.02 (Unsecured General Creditor) of the Senior Executive Severance Plan shall apply to your Separation Pay.

14A.5	Your Separation Pay will be subject to legally required deductions.

14A.6
In the event that any part of this Clause 14A shall be determined to be invalid or unenforceable for any reason, the remainder of Clause 14A shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

2

14A.7	Definitions:
Defined terms used in this Clause 14A but not defined in this Contract shall bear the meaning set out in the Senior Executive Severance Plan, as amended from time to time. The definitions in this Clause 14A shall supersede those in the Senior Executive Severance Plan.

The following definitions shall apply:
“Company” shall mean Platts U.K. Limited, save where used or referred to in respect of Sections 2.02 (vi) and (vii), Section 2.06, Section 2.07, Section 2.09, and Section 2.14, where it shall mean McGraw Hill Financial, Inc. a corporation organized under the laws of the State of New York, or any successor corporation;

“Participant” shall mean you;

“Qualified Termination of Employment” means the termination of your employment from the Company Group, other than by reason of death, disability, your voluntary resignation (under circumstances not qualifying under this definition), in accordance with the following:

(i)	by the Company for any reason other than for Cause,

(ii)	by you due to an Adverse Change in Conditions of Employment;

(iii)	by you due to an Adverse Change in Conditions of Employment After a Change in Control;

“Release” means a statutory settlement agreement which waives any and all claims (statutory, contractual or otherwise) you have or may have against the Company or any Group Company or their respective directors, officers, employees, agents, successors and assigns in substantially the attached form except to conform to changes in the requirements of applicable law;

“Senior Executive Severance Plan” means the senior executive severance plan for McGraw Hill Financial, Inc. amended and restated effective as of January 1, 2015, as amended from time to time.

The terms of equity grants which you have received previously are unaffected by these changes and will continue to vest according to their original vesting schedules and in accordance with their terms and conditions.

Please sign and return one copy of this letter to indicate your agreement to the changes set out above.

Yours sincerely

/s/ David Pearce
David Pearce
Director

For and on behalf of McGraw-Hill International (U.K.) Limited

/s/Hywel Thomas
Hywel Thomas
Director

3

For and on behalf of Platts U.K. Ltd

I agree to the amendment to my Contract set out in this letter.

/s/ Imogen Dillon Hatcher
Imogen Dillon Hatcher

Date: 10 March 2016

4

FORM OF SEPARATION AND RELEASE AGREEMENT

________ __, 20___
Ms. Imogen Dillon Hatcher
36 Leconfield Road
London
N5 2SN

Re:    Separation Agreement and Release
Dear Imogen,
This Agreement and Release (“Agreement”) is between you and Platts (U.K.) Limited (“Platts” or the “Company”), and its Group Companies. “Group Company” means a subsidiary undertaking of the Company or a body corporate (a) which for the time being is a parent undertaking of the Company or a subsidiary undertaking (other than the Company or a subsidiary undertaking of the Company) of such a parent undertaking; or (b) in whose equity share capital for the time being an interest of 20 per cent or more is held directly or indirectly (through another body corporate or other bodies corporate or otherwise) by a parent undertaking of the Company or by a subsidiary undertaking (including the Company) of such a parent undertaking or by a combination of two or more such parent undertakings or subsidiary undertakings. “Subsidiary undertaking”, “parent undertaking” and “equity share capital” shall have the respective meanings attributed to them by sections 1162 and 548 of the Companies Act 2006.

1.
The last day you will be required to report to work is ___________ ___, 20___ (the “Last Day of Work”). Unless you earlier terminate your employment or are terminated by the Company for Cause (as defined in the senior executive severance plan for McGraw Hill Financial, Inc. amended and restated effective as of January 1, 2015, as amended from time to time (the “Severance Plan”)), your employment will continue until ________ __, 20____ (the “Termination Date”) and you will continue to receive your base salary and benefits in effect as of the date of this Agreement until your Termination Date, when your employment will terminate. After your Termination Date, you will receive the following payments, regardless of whether or not you sign this Agreement.

a.
Short-Term Incentive Compensation. On or before March 15, 20__, you shall receive a cash payment, if any, due to you in accordance with the provisions of the Short-Term Incentive Compensation Plan in which you were a participant, subject to legally required deductions. You will not be eligible to participate in any new incentive, stock option or other compensation plan cycles initiated on or after the date hereof.

b.
Accrued Vacation/Holiday. You will receive a payment representing any accrued but unused vacation to which you are entitled as of your Termination Date, subject to legally required deductions. This payment will be made in a timely manner as required by applicable law.

c.
Notice. At the Company’s election you shall either (i) be given notice to terminate your employment pursuant to Clause 14 of your Employment Contract, or (ii) be paid in lieu of notice of £………… less legally required deductions pursuant to Clause 14.3 of your Employment Contract in a timely manner, or (iii) be placed on garden leave during your notice period pursuant to Clause 14.7 of your Employment Contract.

2.
Subject to the terms and conditions of this Agreement and your employment contract with Platts, as amended by the side letter entered into between you, Platts and McGraw-Hill International (U.K.) Limited on [date of side letter] (together, the “Employment Contract”), in return and consideration for (i)  signing and returning this Agreement within forty-five (45) days of your receipt of this Agreement, as provided in Section 4 below; (ii) not revoking this Agreement during the Revocation Period as provided in Section 5; (iii) the waiver, discharge and general release of all claims, as provided in Section 7 of and Clause 4 of Attachment 1 to this Agreement; and (iv) your compliance with all the terms and conditions of this Agreement, you will receive payments as follows:

a.
A separation pay benefit in a gross amount of _____________, which is equal to _______________________ months of your base salary will be paid to you in installment payments in accordance with your Employment Contract. [Note: sum to be calculated in accordance with Clause 14A of the Employment Contract.]

b.
Long-Term Incentive Compensation. The terms of equity grants which you have received previously will continue to vest according to their original vesting schedules and in accordance with their terms and conditions.

3.
You understand and agree that (i) you would not receive the consideration described in this Agreement except for your execution of this Agreement and the fulfillment of the promises contained herein; and (ii) the consideration provided in this Agreement exceeds any sums or benefits to which you would otherwise be entitled under any applicable policy, plan and/or procedure of the Company or any previous agreement or understanding between you and the Company.

4.
You are hereby given forty-five (45) days from the date you receive this Agreement to consider the terms of this Agreement and to decide whether or not to sign and return this Agreement (the “Return Period”). This means you must sign and return this Agreement and you must return an executed copy of the letter at Attachment 2 by [________ __, 20__] (the “End of the Return Period”). If you do not sign and return this Agreement and return an executed copy of the letter at Attachment 2 by the End of the Return Period, this Agreement will automatically be deemed null and void and it will not impose any obligation on the Company or any Group Company or you. You may decide to sign and return this Agreement in less than forty-five (45) days if you wish.

Please mail your signed Agreement, along with an executed copy of the letter at Attachment 2 to:
Attn: [          ]
Title: [          ]
20 Canada Square
Canary Wharf
London E14 5LH

5.
If you timely sign and return this Agreement as provided above, you will have seven (7) days after signing this Agreement to change your mind and revoke this Agreement (“Revocation Period”). If you wish to revoke your decision, you must do so by timely delivering written notice of your revocation to:

Attn: [ ]
Title: [ ]
20 Canada Square
Canary Wharf
London E14 5LH

Your notice of revocation, to be effective, must state that you are revoking your acceptance of this Agreement. If you revoke this Agreement during the Revocation Period, the Agreement will be deemed null and void and it will not impose any obligation on the Company or any Group Company or you, and you will not receive any of the payments or benefits described in this Agreement.

6.
If you timely sign and return this Agreement (and return an executed copy of the letter at Attachment 2) and do not revoke this Agreement during the Revocation Period, it will become effective on the eighth (8th) day after you sign the Agreement (the “Effective Date” of this Agreement).

7.
In return for the consideration furnished to you by Platts, as set forth in Section 2 and the other consideration furnished to you pursuant to this Agreement, you hereby discharge and generally release Platts, all Group Companies, McGraw Hill Financial Inc., including its divisions, subsidiaries and associates (“MHFI”), their successors, predecessors and assigns and their current and former directors, officers and employees, both individually and in their corporate capacities (hereafter collectively known as the “MHFI Releasees”) from all claims, causes of action, suits, agreements, and damages which you may have now or in the future against the MHFI Releasees for any act, omission or event occurring up to and including the date on which you sign this Agreement, including but not limited to, any claims or causes of action you ever had, now have or could have, without limitation, pursuant to: (i) the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, and the Worker Adjustment and Retraining Notification Act~~,~~ all as amended; the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514; Sections 748 (h)(i), 922 (h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. §26(h), 15 U.S.C. §78u-6(h)(i) and 12 U.S.C. §5567(a) but excluding from this release any right you may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C.. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program; (ii) New York State Human Rights Law, New York City Human Rights Law, New York Rights of Persons With Disabilities, New York Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, New York Equal Pay Law, New York

Nondiscrimination Against Genetic Disorders Law, New York Labor Law, New York Wage Hour and Wage Payment Laws, and New York Minimum Wage Law, as amended; (iii) the claims under English and Welsh and European law set out in Attachment 1 to this Agreement; and (iv) all other federal, state and local laws in England, the United States of America or any other jurisdiction, regulations or ordinances regarding civil, human rights, employment, age, retirement, or discrimination and any claim for costs, fees, or other expenses, including attorney’s fees, in connection with any of these matters or any and all common law or contract claims, including but not limited to, any claim for employee benefits. By executing this Agreement, you hereby agree that you will not initiate or maintain any proceeding in any judicial forum in any jurisdiction relating to any matters covered by this Agreement. This release, however, shall not apply to the performance of the Company’s express obligations to you under this Agreement. Both you and the Company or any Group Company may institute an action to specifically enforce any term of this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement is intended to waive or release your vested rights under ERISA with regard to any tax qualified plan.

8.
By signing this Agreement, you represent and affirm that you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which you are entitled as of the Effective Date and that no other compensation, wages, bonuses, commissions and/or benefits are due to you as of the Effective Date, except as provided for in this Agreement.

9.
You hereby agree that the terms of this Agreement, including the provisions of this Agreement concerning payment to you of any monies or concerning the provision to you of any other benefits, shall be kept confidential by you and shall not be disclosed to any third party, unless authorized by Platts, except that you may disclose such information to your attorney(s), your tax advisor(s) and your spouse or significant other, or as otherwise permitted under this Agreement. You agree to request any permitted third party recipient of any such information to maintain the confidentiality of the terms and provisions of this Agreement.

10.
Except as otherwise provided under this Agreement, you agree to maintain the confidentiality of all confidential or proprietary information received by you while an employee of Platts, including all information which you know or should know Platts treats as confidential and all information not known to third parties engaged in the same or a similar business (including but not limited to Confidential Information as defined in Clause 16.2 of the Employment Contract) as Platts or that gives Platts a competitive advantage. All records, files, documents, software, laptop computer, equipment, plans, policies, and other like materials relating to Platts, or received by you in the course of your employment shall remain the sole property of Platts and shall not be copied or turned over to any third party and shall be returned by you to Platts at the time specified by Platts, but in no event later than the Termination Date.

11.
You hereby warrant that you have not, and you agree that you will not, disparage the MHFI Releasees in any way, or make or give any comments, statements, opinions, or the like to the media about the MHFI Releasees.

12.
With respect to any pending or future litigation or investigations involving Platts, to the extent you have information or background about them, at the request of Platts, you agree to appear and give testimony at depositions and at trial or be a witness in legal proceedings or other proceedings related to such matters. Platts shall meet such costs and expenses incurred by you in providing such assistance as it considers are reasonable and only to the extent permitted and provided for by any applicable rules, including any rules of Court or Practice Direction, from time to time. You agree to promptly notify the MHFI Legal Department if you are contacted by or on behalf of anyone suing or contemplating a suit or claim against Platts or any Group Company or otherwise seeking information about your work at Platts for such purposes.

13.
If you are contacted by, or on behalf of, anyone who has filed a lawsuit or claim, or you are subpoenaed, witness summonsed or noticed or you consent to testify under oath or be a witness in a lawsuit or claim with regard to any matter having to do with Platts, then you agree to notify MHFI’s Office of the General Counsel, McGraw Hill Financial, Inc., 55 Water Street New York, New York 10041, legal@mhfi.com, within seventy-two (72) hours of such event, and with such notification you will provide a copy of any legal papers, notice, summons or subpoena received, unless such notification or provision is prohibited by law or by order of a court.

14.
In the event that you breach Sections 9, 10, 11, or 12 of this Agreement, you shall forfeit any unpaid severance and/or separation pay and benefits, you shall be required to repay to the Company any severance and/or separation payments already made to you, and the Company shall be entitled to pursue any other relief legally available.

15.
Nothing in this Agreement shall preclude you, the Company, any Group Companies, or MHFI from complying with any order of a court of competent jurisdiction, any law, any regulations of any statutory or regulatory authority, or any request of any government body (including, for the avoidance of doubt, HM Revenue & Customs).

16.	Nothing in this Agreement shall preclude you from making a protected disclosure in accordance with the provisions set out in the Employment Rights Act 1996.

17.
In the event you obtain another position with Platts or any Group Companies or if you are offered a comparable or substitute position with Platts or any Group Companies before your Termination Date, this Agreement shall automatically be deemed null and void and Platts shall have no obligation to make any payments, including any payment of the consideration stated in Section 2 of this Agreement, nor to provide any other benefits under or in connection with this Agreement.

18.
You agree that neither the existence of this Agreement nor the obligation to pay consideration for the release of all claims, as provided in this Agreement, nor any other provision of this Agreement, shall be considered an admission by Platts of any liability, violation of law, error or omission.

19.
This Agreement, including Attachments 1 and 2, sets forth the entire understanding of the parties concerning its subject matter, and supersedes all prior and contemporaneous understandings, memoranda, representations and agreements. Notwithstanding the foregoing, nothing in this Agreement shall diminish any prior obligation of confidentiality, non-competition or non-solicitation, if applicable, including any obligation contained in a written agreement, Platts policy, and applicable law or otherwise. In particular, the restrictive covenants contained within Clause 25 of your Employment Contract shall remain in force and continue to apply. This Agreement may not be modified or amended except by a written instrument that specifically refers to this Agreement and which is signed by both you and an officer of Platts. This Agreement shall be subject to, governed by, and enforced under the laws of the England and Wales and is subject to the jurisdiction of the English courts.

20.	Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be made enforceable, such provision, excluding the general release set out in Section 7 and Clause 4 of Attachment 1, shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those set forth in this Agreement.

21.
You hereby agree that you: (i) have carefully read this Agreement in its entirety; (ii) are hereby given and have had an opportunity to consider fully the terms of this Agreement for at least forty-five (45) days; (iii) are hereby advised by the Company to consult with an attorney of your choosing in connection with this Agreement; (iv) are hereby advised to discuss and have discussed this Agreement with your independent legal counsel, or have had a reasonable opportunity to do so, and have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement and, in respect of Attachment 1, you have taken the legal advice referred to therein; (v) fully understand the significance of all of the terms and conditions of this Agreement; and (vi) are signing this Agreement voluntarily and of your own free will and you assent to all the terms and conditions contained herein. You further agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original forty-five (45) calendar day consideration period.

Sincerely,
___________________________________
Name
Title
For and on behalf of the Company
ACCEPTED AND AGREED:
Signature: ___________________________________ Date: __________ , 20___

Attachment 1
UK separation terms

1.	UK SPECIFIC TERMS

1.1.	In addition to the terms set out in the main body of this agreement, you hereby agree to the conditions set out in this Attachment 1.

2.	TAX INDEMNITY

2.1.
The amount of tax due on any payment under this Agreement is ultimately a matter for HM Revenue & Customs and any other relevant tax authority and you shall be responsible for the payment of any additional income tax and National Insurance Contributions (excluding secondary class 1 National Insurance Contributions to the extent that recovery of the same from you is prohibited by law) in connection with any payment to be made or benefit to be provided by or on behalf of the Company pursuant to this Agreement.

2.2.
You undertake to the Company (for itself and on behalf of each of its Group Companies) to indemnify the Company and its Group Companies in full (on a continuing basis) against any such liability including interest, penalties, costs and expenses.

2.3.
To the extent that any payment is required to be made to the Company under clause(s) 2.1 and/or 2.2 of this Attachment 1, you shall make that payment within seven business days after the date that you have been notified in writing by the Company that the payment is due.

3.	SETTLEMENT OF CLAIMS

3.1.
You represent to the Company (for itself and on behalf of each of its Group Companies and each of the former, current and future officers, employees and agents of itself and each of its Group Companies, together the “Affiliates”) that you accept and you do hereby accept the terms of this Agreement in full and final settlement of any claims you have or may have against the Company or any of its Affiliates in respect of:

3.1.1.	any claim that you were unfairly dismissed under section 111 of the Employment Rights Act 1996 (“ERA”); and

3.1.2	any claim for a redundancy payment under section 163 of the ERA,

3.1.3	[Insert any other claims intimated by you or made before or at the time of this Agreement being entered into]
being claims previously made or intimated by you or on your behalf.

3.2.	Without prejudice to clause 3.1, you further represent to the Company (for itself and on behalf of each of its Affiliates) that you accept and you do hereby accept the terms of this Agreement in full and final settlement of any Claims, save to enforce the terms of this Agreement, that you have or may have against the Company or any of its Affiliates or, in respect of sub-clause 3.2.3 only, any trustee of the Company’s Group Personal Pension Plan, relating to your employment, the termination of your employment and/or any other matter (whether or not relating to your employment), including (without limitation) any action that might be commenced before an Employment Tribunal or Court of law in respect of:

3.2.1.	any common law claims, including any claim for breach of contract or tort (including any claim for personal injury);

3.2.2.	any claim(s) under European Law or pursuant to the European Convention of Human Rights;

3.2.3.	any claim in relation to the Company’s Group Personal Pension Plan save in respect of payment of accrued benefits in the ordinary course;

3.2.4.	any claim that you were unfairly dismissed under section 111 of ERA;

3.2.5.	any claim for a redundancy payment under section 163 of the ERA;

3.2.6.	any claim in respect of unpaid wages or deductions from wages under section 23 of the ERA;

3.2.7.	any claim under the ERA of detriment or unfair dismissal relating to a protected disclosure as defined in part IVA of the ERA;

3.2.8.	any other claim under any of sections 11, 34, 48, 51, 54, 57, 57B, 60, 63, 63C, 63I, 70, 80, 80H, and 93 of the ERA;

3.2.9.	any claim in relation to the right to be accompanied under sections 10 to 12 of the Employment Relations Act 1999;

3.2.10.
any claim for discrimination, harassment or victimisation (or for instructing, causing, inducing or aiding discrimination, harassment or victimisation) because of age, disability, gender reassignment, marriage or civil partnership, pregnancy or maternity, race, religion or belief, sex or sexual orientation under section 120 of the Equality Act 2010 or any claim for equality of terms under sections 120 or 127 of the Equality Act 2010, or any related EU legislation;

3.2.11.	any claim in relation to rest, holiday or holiday pay under regulation 30 of the Working Time Regulations 1998;

3.2.12.	any claim under or by virtue of section 11, 18, 19D or 24 of the National Minimum Wage Act 1998;

3.2.13.	any claim under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

3.2.14.	any claim under regulation 7 of the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

3.2.15.
any claim under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 or 192 of the Trade Union and Labour Relations (Consolidation) Act 1992 or paragraphs 4 or 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

3.2.16.	any claim under the Protection from Harassment Act 1997;

3.2.17.	any claim for failure to comply with the Data Protection Act 1998; or

3.2.18.	any other statutory claims or for breach of statutory duties.
You further confirm and represent that the claims referred to at sub-clauses 3.2.4 to 3.2.15 are all claims that you have contemplated.

3.3.
For the purposes of clause 3.2, “Claims” shall mean claims that have arisen at the date of this Agreement or which subsequently arise in respect of acts or omissions occurring prior to the date of this Agreement and shall include all and any claims or rights of action of which at the time of entering into this Agreement:

3.3.1.	neither you nor the Company (nor any Affiliate) is aware, or

3.3.2.	you but not the Company (nor any Affiliate) are aware, or

3.3.3.	one or more of the Company and the Affiliates is aware but you are not aware, including any claim or right of action arising from a subsequent retrospective change or clarification of the law. You acknowledge that you agree to the terms of clause 3.2 notwithstanding that you acknowledge that you may be mistaken as to the facts and/or the law concerning any potential claim or right of action.

3.4.
You acknowledge that the settlement of each of the claims set out in the sub-clauses to clauses 3.1 and 3.2 is and shall be construed as separate and severable (including in relation to each of the types of claim covered by the definition of Claims in clause 3.3) and in the event of the settlement of any such claim being determined as being void for any reason, such invalidity shall not affect or impair the validity of the settlement of the other claims.

4.	LEGAL ADVICE

4.1.	It is a condition of this Agreement, and you confirm, that:

4.1.1.
you have received independent legal advice from , a relevant independent adviser in the firm of   , as to the terms and effect of this Attachment 1 and in particular its effect on your ability to pursue your rights before an Employment Tribunal;

4.1.2.
the conditions in Section 203 of the Employment Rights Act 1996 and the equivalent provisions in the Equality Act 2010, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Trade Union and Labour Relations (Consolidation) Act 1992, and the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 regulating settlement agreements and compromise agreements are satisfied; and

4.1.3.
the relevant independent adviser named at clause 4.1.1 will provide to the Company forthwith upon the execution by you of this Agreement a letter duly signed and dated in the form of the agreed draft at Attachment 2.

4.2.
The Company agrees to pay your reasonable legal fees in connection with taking advice leading to the completion of this Agreement up to a maximum of £500 plus VAT to be paid within 14 days of receipt from your lawyer of a properly drawn invoice for costs addressed to you as client and marked payable by the Company.

Attachment 2
LETTER FROM INDEPENDENT ADVISER
I, of , am a qualified lawyer and relevant independent adviser within the meaning of Section 203 of the Employment Rights Act 1996 and the equivalent provisions in the Equality Act 2010, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Trade Union and Labour Relations (Consolidation) Act 1992, and the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006.
I have advised Imogen Dillon Hatcher on the terms and effect of the Settlement Agreement between Ms Dillon Hatcher and her employer, Platts (U.K.) Limited dated . in particular its effect on her ability to pursue her rights before an Employment Tribunal.
I confirm that at the time of giving that advice there was a contract of insurance, or an indemnity provided for members of a professional body, covering the risk of a claim by Ms Dillon Hatcher in respect of any loss which may arise in consequence of the advice.

Signed:    ....................................

Dated:    ...................................